Exhibit 99.4

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

May 22, 2014

Board of Directors

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 20, 2014, to the Board of Directors of Brookdale Senior Living Inc. (“Brookdale”) as Annex F to, and to the reference thereto under the headings “SUMMARY — Opinions of Brookdale’s Financial Advisors — Opinion of BofA Merrill Lynch” and “THE MERGER — Opinions of Brookdale’s Financial Advisors — Opinion of BofA Merrill Lynch” in, the joint proxy statement/prospectus relating to the proposed merger involving Brookdale and Emeritus Corporation (“Emeritus”), which joint proxy statement/prospectus forms a part of Brookdale’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED